Exhibit 10.578

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of August 15, 2008, but shall be effective, nunc pro tunc, as of January 1, 2008, by and between INLAND WESTERN RETAIL REAL ESTATE TRUST, INC., a Maryland corporation (the “Company”), and Steven P. Grimes (the “Executive”).

RECITALS:

A.                                   The Company is a real estate investment trust which owns, operates and acquires primarily retail real estate throughout the United States (the “Business”).

B.                                     Executive has served as the Company’s Chief Operating Officer and Chief Financial Officer and has demonstrated certain unique and particular talents and abilities with regard to the Business.

C.                                     The Company desires to continue to assure itself of the availability of the talents and abilities of Executive, by entering into a new employment agreement to become effective as of January 1, 2008.

D.                                    Executive desires to continue to be employed by the Company, subject to the terms, conditions and covenants hereinafter set forth.

E.                                      As a condition for the Company to enter into this Agreement, Executive has agreed to restrict his ability to enter into competition with the Company.

NOW, THEREFORE, in consideration of the foregoing and the agreements, covenants and conditions set forth herein, Executive and the Company hereby agree as follows:

ARTICLE I

EMPLOYMENT

1.1                                 Employment.

(a)                                  The Company hereby employs and engages Executive, and Executive hereby accepts employment, upon the terms and conditions set forth in this Agreement. Effective as of January 1, 2008 (the “Effective Date”), Executive shall serve as Chief Operating Officer and Chief Financial Officer, with duties commensurate with such positions and such other duties and responsibilities as assigned from time to time by the Company

(b)                                 In addition, Executive shall provide advice, consultation and services to any other entities which control, are controlled by or are under common control with the Company now or in the future (collectively, “Affiliates”), as may be requested by the Company.

1.2                                 Activities and Duties During Employment. Executive represents and warrants to the Company that he is free to engage in full-time employment with the Company, and that he has no prior or other commitments or obligations of any kind to anyone else which would hinder or interfere with his acceptance of his obligations under this Agreement, or the exercise of his reasonable commercial efforts as an employee of the Company. During the Employment Term (as defined below), Executive agrees:

(a)                                  to faithfully serve and further the interests of the Company in every lawful way, giving honest, diligent, loyal and cooperative service to the Company and its Affiliates;

(b)                                 to comply with all reasonable rules and policies which are consistent with the terms of this Agreement and which, from time to time, may be adopted by the Company or its Affiliates; and

(c)                                  to devote all of his business time, attention and efforts to the faithful and diligent performance of his services to the Company and its Affiliates.

ARTICLE II

TERM

2.1                                 Term.  The term of employment under this Agreement shall commence on the Effective Date and shall last through and including December 31, 2008 (the “Employment Term”) except as this Agreement may be terminated as provided in Section 2.2.

2.2                                 Termination.  The Employment Term and employment of Executive may be terminated as follows:

(d)                                 By the Company immediately for Cause (as hereinafter defined).

(e)                                  By the Company immediately without Cause.

(f)                                    Automatically, without the action of either party, upon the death of the Executive.

(d)                                 By either party upon a determination of Total Disability (as hereinafter defined) of Executive.

(e)                                  Voluntarily by Executive, upon two (2) weeks prior written notice.

(f)                                    By Executive, immediately for Good Reason (as hereinafter defined).

(g)                                 On expiration of the Employment Term if not extended by the mutual consent of the Company and Executive.

2.3                                 Definitions of “Cause,” “Total Disability,” “Good Reason” and “Change of Control.”

(a)                                  For the purpose of this Agreement, “Cause” shall mean: (i) conduct amounting to fraud, embezzlement, disloyalty or illegal misconduct in connection with Executive’s duties under this Agreement and as an employee of the Company; (ii) conduct that the Company reasonably believes has brought the Company into substantial public disgrace or disrepute; (iii) failure to perform his duties hereunder as reasonably directed by the Company after providing written notice of the failure to Executive and Executive has failed to cure within ten (10) days of receiving notice; (iv) gross negligence or willful misconduct by the Executive with respect to the Company, its clients, its employees and its activities; or (v) material breach by the Executive of this Agreement or any other agreement to which Executive and the Company are a party or any material breach by the Executive of any written policy adopted by the Company concerning conflicts of interest, standards of business conduct or fair employment practices and any other similar matter, provided that the Company has provided written notice of the breach to Executive and Executive has failed to cure the breach within ten (10) days of receiving notice.

(b)                                 For purposes of this Agreement, Executive shall be determined to have a “Total Disability” upon the determination of a physician, acceptable to the Company and Executive that Executive is unable, by reason of accident or illness, to substantially perform his duties or is expected to be in the condition for periods totaling six (6) months (whether or not consecutive) during any period of twelve (12) months. Nothing herein shall limit Executive’s right to receive any payments to which Executive may be entitled under any disability or employee benefit plan of the Company or under any disability or insurance policy or plan. During a period of Total Disability prior to termination hereunder, Executive shall continue to receive his full compensation (including base salary) and benefits.

(c)                                  “Good Reason” will mean any of the following events which have not been cured within ten (10) days following the Company’s receipt of Executive’s written notice specifying the events or factors constituting Good Reason:

(i)                                     the Company requires Executive to relocate his principal residence to a location outside the Greater Chicago Metropolitan Area in order to perform his duties and responsibilities hereunder;

(ii)                                  the Executive’s base salary or other compensation and benefits is reduced to less than the amount of the Base Salary and other compensation and benefits as set forth in Section 3.1 below;

(iii)                               a material breach by the Company of the provisions of this Agreement; or

(iv)                              following a Change of Control, the assignment to Executive of duties which constitute a material reduction in Executive’s title or authority and which are materially inconsistent with Executive’s position as contemplated by this Agreement.

(d)                                 “Change of Control” shall mean any of the following events:

(i)                                     the members of the Company’s board of directors as of the date of this Agreement fail to constitute a majority of the members of the board; provided, however, that any individual becoming a member of the board who is nominated or appointed to the board seat on the recommendation and approval of the Company’s Nominating and Corporate Governance Committee shall be treated as if he or she were a member of the board as of the date of this Agreement;

(ii)                                  the disposition by the Company of all, or substantially all, of the assets of the Company; or

(iii)                               the termination and liquidation of the Company.

ARTICLE III

COMPENSATION AND BENEFITS

3.1                                 Compensation.

(a)                                  Base Salary.  During the Employment Term, the Company shall pay Executive a base salary (the “Base Salary”) of $375,000.00 per annum.

(b)                                 Annual Incentive Bonus.  The Company shall, in addition to Executive’s Base Salary, pay Executive an Annual Incentive Bonus of up to fifty (50%) percent of Base Salary, which shall be payable within 120 days of the end of each fiscal year.  One half of the Annual Incentive Bonus may be payable at the discretion of the President and Chief Executive Officer, with the approval of the Executive Compensation Committee and the Board of Directors; and one half of the Annual Incentive Bonus shall be payable in accordance with the formula set forth on Exhibit A, attached hereto and made a part hereof.

(c)                                  Annual Stock Option Award.  Subject to approval of the 2008 Long-Term Equity Compensation Plan (the “2008 Equity Award Plan”) by the Company’s stockholders, no later than June 30 of each fiscal year during the Employment Term, the Company shall grant Executive an Annual Stock Option Award to purchase shares of the common stock of the Company (“Annual Stock Options”), subject to the conditions set forth below and in accordance with the schedule set forth on Exhibit B, attached hereto and made a part hereof. Twenty percent (20%) of any Annual Stock Options granted hereunder shall vest on each successive yearly anniversary of the grant of the Annual Stock Options.  In the event that the 2008 Equity Award Plan is approved after June 30 of the fiscal year in question, the Annual Stock Option Award for such year shall be granted as soon as practicable after such approval.

(i)                                     All Annual Stock Options shall be issued under, and in accordance with, the 2008 Equity Award Plan; to the extent the terms of any Annual Stock Options awarded pursuant to this Agreement conflict with the terms of the 2008 Equity Award Plan, the terms of the 2008 Equity Award Plan shall apply to the minimum extent necessary to eliminate the conflict. Any Annual Stock Options that have not yet vested shall be forfeited and redeemed by the Company, without any further action on the part of the Company or the Executive, if Executive is no longer employed by the Company for any reason, other than in connection with a termination as described in Sections 2.2(b), (c) or (d). Executive may not sell, transfer, hypothecate, pledge or assign any Annual Stock Options which have not vested.

(ii)                                  Upon the occurrence of any forfeiture of Annual Stock Options, Executive shall immediately take all actions necessary to permit the Company to redeem any forfeited Annual Stock Options.

(iii)                               All Annual Stock Options which may be issuable hereunder shall be issued in reliance upon the following representations, warranties and agreements of Executive, each of which shall be true and correct as of the date of issuance and each of which shall survive the termination of this Agreement.

(A)                              Executive acknowledges that the common stock underlying any Annual

Stock Options will be required to be registered under the Securities Act pursuant to an effective registration statement subsequent to stockholder approval of the 2008 Equity Plan;

(B)                                Executive acknowledges that once the common stock underlying any Annual Stock Options has been issued to Executive, the common stock may not be subsequently transferred or sold by Executive except in compliance with the registration requirements of federal and state securities law or exemptions therefrom;

(C)                                Executive acknowledges that an investment in the Company’s common stock is subject to significant risk, including the risks described, from time to time, in the Company’s annual reports on Form 10-K. Executive represents and warrants that he has such knowledge and expertise in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company’s common stock and the ability to bear the economic risk of the investment; and

(D)                               Executive represents and warrants that he has had the opportunity to ask questions of the Company concerning its business and to obtain any information which he considers necessary to verify the accuracy of or to amplify upon the Company’s disclosures and that all questions which have been asked have been answered by the Company to Executive’s satisfaction

3.2                                 Payment.  All Base Salary due Executive hereunder shall be paid in accordance with the general payroll payment practice of the Company for executive level employees; except that any payment relating to the termination of Executive shall be paid as a lump sum payment within fifteen (15) days of termination.

3.3                                 Business Expenses.

(a)                                  Reimbursement.   The Company shall reimburse Executive for all ordinary and necessary business expenses incurred by him in connection with the performance of his duties hereunder. The reimbursement of business expenses will be governed by the policies for the Company as they are in effect from time to time during the term of this Agreement.

(b)                                 Accounting.  Executive shall provide the Company with an accounting of any expenses, for which reimbursement is sought including a description of the purpose for which each expense was incurred. Executive shall provide the Company with such other supporting documentation and other substantiation of reimbursable expenses as may be required by Company to conform to Internal Revenue Service or other requirements. All such reimbursements shall be payable by the Company to Executive within a reasonable time after receipt by the Company of appropriate documentation required by the Company.

3.4                                 Other Benefits.  The Company shall provide Executive with such retirement benefits and group health and other insurance coverage at such levels and on such terms as the  Company generally provides to its executive level employees in accordance with its Company sponsored benefit plans as they are in effect from time to time during the term of the Agreement.

3.5                                 Compensation Upon Termination.  If Executive’s employment hereunder and this Agreement is terminated in accordance with the provisions of Article II, the Company will be obligated to provide to Executive compensation and benefits, in lieu of any severance under any severance plan that the Company may then have in effect, and subject to setoff for any amounts owed by Executive to the Company or any affiliate of the Company by reason of any contract, agreement, promissory note, advance, failure to return Company property or loan document, as follows:

(a)                                  Upon Termination for Death or Total Disability.  If Executive’s employment hereunder and this Agreement is terminated by reason of his death or Total Disability, under Sections 2.2(c) or (d), then within thirty (30) days of the date of termination the Company will pay Executive (or his estate or beneficiaries):

(ii)                                  any Base Salary that has been accrued but not paid as of the date of termination (the “Accrued Base Salary”);

(ii)                                  any compensation for unused vacation days accrued as of the termination date in an amount equal to Executive’s Base Salary multiplied by a fraction, the numerator of which is the number of accrued unused vacation days and the denominator of which is 360 (the “Accrued Vacation Payment”);

(iii)                               any expenses incurred by Executive prior to the date of termination that may be reimbursed pursuant to this Agreement (the “Accrued Reimbursable Expenses”);

(iv)                              any accrued and vested benefits required to be provided upon death or Total Disability by the terms of any Company-sponsored benefit plans or programs exclusive of any Annual Stock Options (the “Accrued Benefits”), together with any benefits required to be paid or provided in the event of Executive’s death or Total Disability under applicable law; and

(v)                                 an amount equal to either the prorated portion of the Annual Incentive Bonus that Executive received for the last fiscal year completed prior to termination equal to the relevant Annual Incentive Bonus multiplied by a fraction, the numerator of which is the number of days in the year prior to the date of death or Total Disability and the denominator of which is 360, or if the termination occurs in the first year of the Employment Term, then the prorated portion of the Annual Incentive Bonus as if the Target bonus was received for that year (the “Accrued Bonus”) calculated in the same fashion.

In addition, if Executive’s employment and this Agreement is terminated under Sections 2.2(c) or (d), any Annual Stock Options issued to Executive under this Agreement which have not yet vested shall immediately vest and shall no longer be subject to forfeiture.

(b)                                 Upon Termination by Company for Cause or Voluntarily by Executive.  If Executive’s employment hereunder and this Agreement is terminated under Sections 2.2(a) or (e), within fifteen (15) days of the date of such termination, the Company will pay Executive:

(i)                                     any Accrued Base Salary;

(ii)                                  any Accrued Vacation Payment;

(iii)                               any Accrued Reimbursable Expenses; and

(iv)                              any Accrued Benefits, together with any benefits required to be paid or provided under applicable law.

In addition, if Executive’s employment and this Agreement is terminated under Sections 2.2(a) or (e), any Stock Option Awards issued to Executive which have not yet vested shall immediately be forfeited by Executive.

(c)                                  Upon Termination by the Company Without Cause or by Executive for Good Reason.  If Executive’s employment hereunder and this Agreement is terminated under Sections 2.2(b) or (f), the Company will pay Executive:

(i)                                     any Accrued Base Salary;

(ii)                                  any Accrued Vacation Payment;

(iii)                               any Accrued Reimbursable Expenses;

(iv)                              any Accrued Benefits, together with any benefits required to be paid or provided under applicable law;

(v)                                 any Accrued Bonus; and

(vi)                              an amount equal to 1.00 times the sum of: (A) Executive’s then current per annum base salary; plus (B) an amount equal to the Annual Incentive Bonus which was paid to Executive for the fiscal year immediately preceding the year of termination; provided, however, that the payment to Executive pursuant to this Section 3.5(c)(vi) shall in no event exceed an amount which would cause Executive to receive an “excess parachute payment” as defined in the Internal Revenue Code of 1986, as amended (the “Code”); provided, however that if the termination occurs within one year of a Change of Control, then in addition to the amounts described in clauses (i) through (v) above, the Company will pay Executive an amount equal to 1.5 times the sum of: (A) Executive’s then current per annum base salary; plus (B) an amount equal to the Annual Incentive Bonus which was paid to Executive for the fiscal year immediately preceding the year of termination; plus (C) the aggregate dollar value of each of the Annual Stock Option Award that was granted to Executive for the fiscal year immediately preceding the year of termination; provided, however, that the payment to Executive pursuant to this Section 3.5(c)(vi) shall in no event exceed an amount which would cause Executive to receive an “excess parachute payment” as defined in the Code.

In addition, if Executive’s employment hereunder and this Agreement is terminated under Section 2.2(b), any Annual Stock Options issued to Executive which have not yet vested shall immediately vest and shall no longer be subject to forfeiture by Executive. If Executive’s employment hereunder is terminated under Section 2.2(f), any Annual Stock Options issued to Executive which have not vested shall immediately be forfeited by Executive; provided that if this Agreement is terminated under Section 2.2(f) within one year of a Change of Control, then any Annual Stock Options issued to Executive under this Agreement shall immediately vest and shall no longer be subject to forfeiture by Executive.

3.6                                 Cessation of Rights and Obligations: Survival of Certain Provisions. On the date of expiration or earlier termination of the Employment Term for any reason, all of the respective rights, duties, obligations and covenants of the parties, as set forth herein, shall, except as specifically provided herein to the contrary, cease and become of no further force or effect as of the date of termination, and shall only survive as expressly provided for herein.

ARTICLE IV

CONFIDENTIALITY AND NON-COMPETE AGREEMENT

4.1                                 Non-Disclosure of Confidential Information. Executive hereby acknowledges and agrees that the duties and services to be performed by Executive under this Agreement are special and unique and that as a result of his employment by the Company hereunder Executive has developed over time and will acquire, develop and use information of a special and unique nature and value that is not generally known to the public or to the Company’s industry, including but not limited to, certain records, secrets, documentation, software programs, price lists, ledgers and general information, employee records, mailing lists, stockholder lists, tenant lists and profiles, prospective customer, acquisition candidate or tenant lists, accounts receivable and payable ledgers, financial and other records of the Company or its Affiliates, information regarding its stockholders, tenants or joint venture partners, and other similar matters (all such information being hereinafter referred to as “Confidential Information”). Executive further acknowledges and agrees that the Confidential Information is of great value to the Company and that the restrictions and agreements contained in this Agreement are reasonably necessary to protect the Confidential Information and the goodwill of the Company and the Affiliates.  Accordingly, Executive hereby agrees that:

(a)                                  Executive will not, during the Employment Term or at any time thereafter, directly or indirectly, except in connection with Executive’s performance of his duties under this Agreement, or as otherwise authorized in writing by the Company for the benefit of the Company or any Affiliate, divulge to any person, firm, corporation, limited liability company, partnership or organization, or any affiliated entity (hereinafter referred to as “Third Parties”), or use or cause or authorize any Third Parties to divulge or use, the Confidential Information, except as required by law; and

(b)                                 Upon the termination of the Employment Term and this Agreement for any reason whatsoever, Executive shall deliver or cause to be delivered to the Company any and all Confidential Information, including drawings, notebooks, keys, data and other documents and materials belonging to the Company or its Affiliates which is in his possession or under his control relating to the Company or its Affiliates, regardless of the medium upon which it is stored, and will deliver to the Company upon termination, any other property of the Company or its Affiliates which is in his possession or under his control.

4.2                                 Non-Solicitation and Covenant Not to Compete.

(a)                                  General. Executive acknowledges that the covenants set forth in this Section 4.2 are reasonable in scope and essential to the preservation of the business and the goodwill of the Company, and are consideration for the amounts to be paid to Executive hereunder. Executive also acknowledges that the enforcement of the covenants set forth in this Section 4.2 will not preclude Executive from being gainfully employed in such manner and to the extent as to provide a standard of living for himself, the members of his family and the others dependent upon him of at least the level provided by this Agreement. In addition, Executive acknowledges that the Company and its Affiliates have obtained an advantage over their competitors that is characterized by relationships with clients, principals, tenants and other contacts.

(b)                                 Covenants. Executive hereby covenants and agrees that, except as permitted by the Company, during the Employment Term, and any extensions thereof, and for a period of one (1) year following the expiration, termination or extension of this Agreement, Executive shall not, directly or indirectly: (i) alone, together or in association with others, either as a principal, agent, owner, stockholder, officer, director, partner, employee, lender, investor or in any other capacity, engage in, have any financial interest in or be in any way connected or affiliated with, or render advice or services to, Developers Diversified Realty Corp., Kimco Realty Corporation or Regency Centers Corporation; (ii) directly or indirectly divert, take away, solicit or interfere with or attempt to divert, take away, solicit or interfere with any present or prospective customer, except on behalf of the Company as an employee thereof; (iii) directly or indirectly solicit, induce, influence or attempt to solicit, induce or influence any employee or agent of the Company to leave his employment or engagement with the Company, or offer employment or engagement to or employ or engage any such employee of the Company, or assist or attempt to assist any such employee of the Company in seeking other employment; (iv) in any manner slander, libel or by other means take action which is or intended, or could reasonably be expected, to be detrimental to the Company or an Affiliate or their respective employees or operations; (v) knowingly make or participate in any “solicitation” of “proxies” or “consents” (as such terms are used in the proxy rules of the United States Securities and Exchange Commission) or make proposals for approval of the Company’s stockholders; (vi) knowingly form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Company’s securities; (vii) otherwise knowingly act to control or seek to control the management, board of directors or policies of the Company (except with respect to actions taken solely in Executive’s capacity as an officer of the Company in the exercise of his fiduciary duties; or (viii) make any agreement to do any of the foregoing to the extent restricted thereby. As used in this Section 4.2, the term “Company” shall mean the Company or any Affiliate thereof. As used in this Section 4.2(b), “customer” and “prospective customer” shall include: (i) any tenant of the Company’s properties or any other person or entity with whom the Company is negotiating for the leasing of real property from the Company or an Affiliate at the time of the termination of this Agreement or during the six month period immediately prior to such termination; (ii) any owner or prospective owner of real property the purchase or sale of which is being negotiated by the Company at the time of the termination of this Agreement or during the six month period immediately prior to such termination; or (iii) any joint venture partner of the Company. The restrictions imposed by this subparagraph 4.2(b) shall not apply to the ownership of one percent (1%) or less of all of the outstanding securities of any entity whose securities are listed on a national securities exchange, or included for quotation on any interdealer quotation system.

4.3                                 Remedies.

(a)                                  Injunctive Relief. Executive expressly acknowledges and agrees that the business of the Company is highly competitive and that a violation of any of the provisions of Sections 4.1 or 4.2 would cause immediate and irreparable harm, loss and damage to the Company or an Affiliate not adequately compensable by a monetary award. Executive further acknowledges and agrees that the time periods and territorial areas provided for herein are the minimum necessary to adequately protect the business of the Company, the enjoyment of the Confidential Information and the goodwill of the Company. Without limiting any of the other remedies available to the Company at law or in equity, or the Company’s light or ability to collect money damages, Executive agrees that any actual or threatened violation of any of the provisions of Sections 4.1 or  4.2 may be immediately restrained or enjoined by any court of competent jurisdiction, and that a temporary restraining order or emergency, preliminary or final injunction may be issued in any court of competent jurisdiction, upon twenty-four (24) hour notice and without bond.

(b)                                 Enforcement. Executive expressly acknowledges and agrees that the provisions of Sections 4.1 or 4.2 shall be enforced to the fullest extent permissible under the laws and public policies in each jurisdiction in which enforcement might be sought. Accordingly, if any particular portion of Sections 4.1 or 4.2 shall ever be adjudicated as invalid or unenforceable, or if the application thereof to any party or circumstance shall be adjudicated to be prohibited by or invalidated by such laws or public policies, such section or sections shall be: (i) deemed amended to delete therefrom such portions so adjudicated; or (ii) modified as determined appropriate by such a court, such deletions or modifications to apply only with respect to the operation of such section or sections in the particular jurisdictions so adjudicating on the parties and under the circumstances as to which so adjudicated.

ARTICLE V

MISCELLANEOUS

5.1                                 Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered: (i) when delivered personally or by commercial messenger; (ii) one (1) business day following deposit with a recognized overnight courier service; provided such deposit occurs prior to the deadline imposed by such service for overnight delivery; (iii) when transmitted, if sent by facsimile copy, provided confirmation of receipt is received by sender and such notice is sent by an additional method provided hereunder, in each case above provided such communication is addressed to the intended recipient thereof as set forth below:

To Executive at his home address.

To the Company at:	Inland Western Retail Real Estate Trust, Inc.
2901 Butterfield Road
Oak Brook, Illinois 60523
Attn: Michael J. O’Hanlon
President and Chief Executive Officer
Telephone: (630) 368-2323
Fax: (630) 645-7229

With a copy to:	Inland Western Retail Real Estate Trust, Inc.
2901 Butterfield Road
Oak Brook, Illinois 60523
Attn: Dennis K. Holland
General Counsel and Secretary
Telephone: (630) 368-2861
Fax: (630) 586-6446

Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

5.2                                 Entire Agreement; Amendments. Etc. This Agreement contains the entire agreement and understanding of the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter thereof. No modification, amendment, waiver or alteration of this Agreement or any provision or term hereof shall in any event be effective unless the same shall be in writing, executed by both parties hereto, and any waiver so given shall be effective only in the specific instance and for the specific purpose for which given.

5.3                                 Benefit.  This Agreement shall be binding upon, and inure to the benefit of, and shall be enforceable by, the heirs, successors and legal representatives of Executive and the successors, assignees and transferees of the Company and its current or future Affiliates. This Agreement or any right or interest hereunder may not be assigned by Executive.

5.4                                 No Waiver. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder or pursuant hereto shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or pursuant thereto.

5.5                                 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but, if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If any part of any covenant or other provision in this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that the court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

5.6                                 Compliance and Headings.  The headings in this Agreement are intended to be for convenience and reference only, and shall not define or limit the scope, extent or intent or otherwise affect the meaning of any portion hereof.

5.7                                 Governing Law.  The parties agree that this Agreement shall be governed by, interpreted and construed in accordance with the internal laws of the State of Illinois without regard to its conflicts of law provisions, and the parties agree that any suit, action or proceeding with respect to this Agreement shall be brought in the state courts in Chicago, Illinois or in the U.S. District Court for the Northern District of Illinois. The parties hereto hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding. Venue for any such action, in addition to any other venue permitted by statute, will be in Chicago, Illinois.

5.8                                 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

5.9                                 No Presumption Against Drafter. Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any provisions of this Agreement.

5.10                           Enforcement. In the event either of the parties to this Agreement shall bring an action against the other party with respect to the enforcement or breach of any provision of this Agreement, the prevailing party in such action shall recover from the non-prevailing party the costs incurred by the prevailing party with respect to such action including court costs and reasonable attorneys’ fees.

5.11                           Recitals. The Recitals set forth above are hereby incorporated in and made a part of this Agreement by this reference.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered as of the day and year first above written.

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.,
a Maryland corporation

By:	/s/ Michal J. O’Hanlon

Name:	Michael J. O’Hanlon

Its:	President and Chief Executive Officer

EXECUTIVE

By:	/s/ Steven P. Grimes

Name:	Steven P. Grimes

EXHIBIT A

(FORMULA FOR DETERMINING ANNUAL INCENTIVE BONUS)

I.                                         One half of the Executive’s Annual Incentive Bonus Opportunity (“FFO AIBO”) shall be determined based on performance of the Company, measured to either a Threshold, Target, or High level of performance.

•                  The Company will have achieved a Threshold level of performance if the Company’s annual growth in FFO per fully-diluted share for the completed fiscal year immediately preceding the year in which the FFO AIBO is calculated, when compared to FFO per fully-diluted share for the next preceding completed fiscal year, is not less than 80% of the median FFO growth rate for the applicable year as published by NAREIT for the Retail REIT Shopping Center subsector of the NAREIT Equity REIT Total Return Index (or, if not then in existence, a comparable retail REIT shopping center index mutually agreeable to the Company and Executive).

•                  The Company will have achieved a Target level of performance if the Company’s annual growth in FFO per fully-diluted share for the completed fiscal year immediately preceding the year in which the FFO AIBO is calculated, when compared to FFO per fully-diluted share for the next preceding completed fiscal year, is not less than 100% of the median FFO growth rate for the applicable year as published by NAREIT for the Retail REIT Shopping Center subsector of the NAREIT Equity REIT Total Return Index (or, if not then in existence, a comparable retail REIT shopping center index mutually agreeable to the Company and Executive).

•                  The Company will have achieved a High level of performance if the Company’s annual growth in FFO per fully-diluted share for the completed fiscal year immediately preceding the year in which the FFO AIBO is calculated, when compared to FFO per fully-diluted share for the next preceding completed fiscal year, is not less than 130% of the median FFO growth rate for the applicable year as published by NAREIT for the Retail REIT Shopping Center subsector of the NAREIT Equity REIT Total Return Index (or, if not then in existence, a comparable retail REIT shopping center index mutually agreeable to the Company and Executive).

For purposes of calculating FFO AIBO, “FFO” shall have the same meaning ascribed to that term in the Company’s annual report on Form 10-K as filed with the SEC for the year in which the bonus is to be calculated, but excluding therefrom the performance of Inland Western I (Common and Preferred) Stock Portfolio, and Western Dedicated (Preferred) Stock Portfolio.

Subject to Section II. below, if the Company achieves a Threshold level of performance, the Executive’s FFO AIBO will be equal to one half of 20% of Executive’s Base Salary for the applicable year. If the Company achieves a Target level of performance, the Executive’s FFO AIBO will be equal to one half of 30% of Executive’s Base Salary for the applicable year. If the Company achieves a High level of performance, the Executive’s FFO AIBO will be equal to one half of 50% of Executive’s Base Salary for the applicable year.

II.                                     The amount of any Annual Incentive Bonus determined pursuant to this Exhibit A shall be non-discretionary on the part of the Company, and shall be paid to the Executive in accordance with the provisions of Section 3.I(b) of the Agreement.

EXHIBIT B

(FORMULA FOR DETERMINING ANNUAL STOCK OPTION AWARD)

I.                                         The Executive will be awarded an Annual Stock Option Award only if the Company shall have achieved a Threshold level of performance in the completed fiscal year immediately preceding the award. For these purposes, the Company will have achieved a Threshold level of performance if the Company’s annual growth in FFO per fully-diluted share for the completed fiscal year immediately preceding the year in which the award of Annual Stock Options is calculated, when compared to FFO per fully-diluted share for the next preceding completed fiscal year, is not less than 80% of the median FFO growth rate for the applicable year as published by NAREIT for the Retail REIT Shopping Center subsector of the NAREIT Equity REIT Total Return Index (or, if not then in existence, a comparable retail REIT shopping center index mutually agreeable to the Company and Executive).

II.                                     If the Company achieves a Threshold level of performance, the Executive’s Annual Stock Option Award will authorize the Executive to purchase the number of shares equal to 12,500 shares. The strike price for each share underlying each Annual Stock Option Award will be equal to (i) until such time, if ever, that the Company’s shares are listed on a national exchange, the market value of shares established annually by the Company for the purposes of the ERISA valuation; or (ii) after the Company’s shares are listed on a national exchange, if ever, the market value of such shares.